                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS


     We hereby consent to the inclusion in the Registration Statement on Form S-1 of NewCom, Inc. of our reports, dated June 11, 1997, on our audits of the balance sheets of NewCom, Inc. as of February 28, 1997, February 29, 1996 and February 28, 1995, and the related statements of operations, stockholder's equity (deficit) and cash flows for each of the two years in the period ended February 28, 1997, and for the nine months ended February 28, 1995. We also hereby consent to the reference to our firm under the captions "Selected Financial Data" and "Experts" in the Registration Statement.

                                  PANNELL KERR FORSTER
                                  Certificate Public Accountants
                                  A Professional Corporation

Los Angeles, California
July 16, 1997